EXHIBIT 10.1

Execution Version

LOAN AGREEMENT

dated as of

September 11, 2014

between

HARVEST NATURAL RESOURCES, INC.,

as Holdings,

HNR ENERGIA B.V.,

as the Borrower,

and

PETROANDINA RESOURCES CORPORATION N.V.,

as Lender

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(continued)

-i-

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(continued)

-ii-

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(continued)

-iii-

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Exhibit A	Borrowing Request
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Promissory Note

Schedule 2.01	Availability Schedule
Schedule 2.03	Lender Representatives

-i-

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This LOAN AGREEMENT is dated as of September 11, 2014 (this “Agreement”) by and among HARVEST NATURAL RESOURCES, INC., a Delaware corporation (“Holdings”), HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheld) organized and existing under the laws of Curacao (the “Borrower”), and Petroandina Resources Corporation N.V., a company with limited liability (naamloloze vennootschap) organized and existing under the laws of the Netherlands (together with its Affiliates or permitted successors and assigns, the “Lender”).

WHEREAS, Holdings, the Borrower and the Lender have entered into that certain Share Purchase Agreement, dated as of December 16, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms, the “Share Purchase Agreement”);

WHEREAS, pursuant to Section 8.1(b)(i) of the Share Purchase Agreement, the Lender may extend the Termination Date (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I of this Agreement) in its sole discretion in one-month periods if in connection therewith, if so required by the Borrower, the Lender agrees to lend to the Borrower $2,000,000 for each month of extension on the terms and conditions to be set forth in a loan agreement consistent with such Section;

WHEREAS, the Lender has notified Holdings and the Borrower that it has extended the Termination Date to October 7, 2014, and the Borrower has notified the Lender that the Borrower requires the Lender to lend the Borrower $2,000,000 on the terms set forth in Section 8.1(b)(i) of the Share Purchase Agreement;

WHEREAS, the Lender desires to extend the Termination Date for such additional periods as it shall determine in its sole discretion in accordance with Section 8.1(b)(i) of the Share Purchase Agreement;

WHEREAS, the Borrower and the Lender wish to establish a loan agreement under which the Borrower may obtain Loans in Dollars for the Borrowing Periods for which the Lender has extended the Termination Date and in the amounts as set forth on Schedule 2.01 (the “Availability Schedule”);

NOW, THEREFORE, the Lender is willing to establish this Agreement on the terms and subject to the conditions set forth herein, and accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

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“Asset Sale” means (a) the sale, lease, conveyance or other disposition of assets (including by way of a sale and leaseback) of Holdings or any of its Subsidiaries in excess of (i) $500,000 or with a fair market value in excess of $500,000 or (ii) $1,000,000 when aggregated with the Net Cash Proceeds or fair market value of all other assets subject to any Asset Sales during the same fiscal year, in the case of clause (i) or clause (ii), other than Permitted Dispositions or (b) the issuance or sale of Equity Interests of any of the Subsidiaries of Holdings to any Person other than Holdings, in the case of either clause (a) or (b) above, whether in a single transaction or a series of related transactions.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease Obligation and (c) all Synthetic Debt of such Person.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (i) December 31, 2014 and (ii) the Final Closing Date or, if the Share Purchase Agreement is terminated, the date the Share Purchase Agreement is terminated.

“Availability Schedule” has the meaning assigned to such term in the preamble to this Agreement.

“Blocked Person” means a Person who is (a) an OFAC Listed Person or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (i) any OFAC Listed Person or (ii) the government of a country subject to comprehensive U.S. economic sanctions administered by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”).

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower pursuant to Article II.

“Borrowing Date” means a Business Day within the Availability Period, designated by the Borrower in a Borrowing Request, as a day on which the Borrower shall make a Borrowing.  The Borrowing Dates applicable hereunder for the Borrowing Periods are set forth in the Availability Schedule under the caption “Borrowing Date,”

“Borrowing Period” means the applicable period within the Availability Period during which the Borrower can make a Borrowing, as set forth in the Availability Schedule under the caption “Borrowing Period”; provided that only one Borrowing may be made during

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each Borrowing Period and only on the corresponding Borrowing Date designated in the Availability Schedule.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which request shall be substantially in the form of Exhibit A hereto.

“Business Day” means any day that is not a Saturday, a Sunday, or any day on which commercial banks in New York City or Amsterdam, The Netherlands are authorized or required by law or executive order to remain closed.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and (f) interests in any investment company or money market fund substantially all of the assets of which constitute instruments of the type specified in clauses (a) through (e) above.

“Change of Control” means:

(a)any “person” or “group” of related persons (as such terms are used in Section 13(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of

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more than 35% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its properties or assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by an entity, if such person or group beneficially owns, directly or indirectly, more than 35% of the voting power of the Voting Stock of such entity);

(b)the first day on which a majority of the members of the Board of Directors of the Borrower or Holdings are not Continuing Directors;

(c)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) of the Exchange Act); or

(d)the adoption or approval by the stockholders of the Borrower of a plan for the liquidation or dissolution of the Borrower.

“Charges” has the meaning assigned to such term in Section 8.11.

“Charter Documents” of any Person, means its certificate of incorporation, articles of incorporation, bylaws, limited liability company certificate, limited partnership certificate, limited liability company agreement, operating agreement, limited partnership agreement, partnership agreement or other organic document of similar purpose.

“Commitment” means the commitment of the Lender to make Loans pursuant to Section 2.01, as such commitment may be reduced from time to time as provided in Section 2.05 or pursuant to assignments by the Lender as provided in Section 8.03.  The initial amount of the Lender’s Commitment for the applicable Borrowing Period is set forth in the Availability Schedule under the caption “Commitment.”

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower or Holdings who (a) was a member of the Board of Directors of the Borrower or Holdings, respectively, on December 16, 2013; or (b) was nominated for election or elected to the Board of Directors of the Borrower or Holdings, respectively, with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would, unless cured or waived, constitute, an Event of Default.

“Default Rate” means the Interest Rate plus 2.0 % per annum.

“Dollars” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Indebtedness of Holdings or any Subsidiary of Holdings (other than a foreign subsidiary).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means any or all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust or any other ownership interests or participation, whether voting or nonvoting, that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, and including any debt securities convertible into such Equity Interests.

“Equity Limitation Date” means the date, if any, that Holdings shall have received in excess of $30,000,000 for the issuance of its common stock or other common Equity Interests of Holdings (including without limitation warrants, options and other rights to acquire common stock) for cash or Cash Equivalents after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or Law thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan (other than a Multiemployer Plan); (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity

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was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings or any ERISA Affiliate.

“Event of Default” has the meaning assigned to such term in ARTICLE VI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Lender, income or franchise taxes imposed on (or measured by) its net income by the Netherlands or by the jurisdiction under the laws of which the Lender is organized or in which the Lender’s principal or applicable lending office is located.

“Exposure” means the aggregate principal amount of the Loans outstanding at the time of determination.

“Final Closing Date” has the meaning assigned to such term in the Share Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.

“Guarantor” means each of (i) Holdings and (ii) any Additional Guarantor joined pursuant to Section 5.11, and the permitted successors and assigns of each such Person.

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“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Incur” means issue, create, assume, provide a Guaranty of, incur or otherwise become liable for; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay advances or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, which if in excess of $100,000 are not payable more than 60 days after the date on which such trade account was created), unless otherwise approved by the prior written consent of the Lender in its sole discretion;

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness in respect of Capitalized Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)all Guaranties of such Person in respect of any of the foregoing; and

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(i)obligations of such Person with respect to preferred stock (other than with respect to Holdings’s authorized Series B Preferred Stock that may become issuable under the Third Amended and Restated Rights Agreement dated August 23, 2007, between Holdings and Wells Fargo Bank, N.A., as amended).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnified Liabilities” has the meaning assigned to such term in Section 8.09.

“Indemnitees” has the meaning assigned to such term in Section 8.09.

“Interest Payment Date” means January 1 (other than January 1, 2015), April 1, July 1 and October 1 of each year, except the first Interest Payment Date hereunder shall be December 31, 2014.

“Interest Rate” means a rate equal to 11.0% per annum.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or Law thereto.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

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“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lender” has the meaning set forth in the preamble hereto.

“Loan Documents” means this Agreement, any Joinder Agreement, each Borrowing Request and the Promissory Note delivered pursuant to Section 2.06(d).

“Loan Obligations” means, with respect to the Borrower or a Guarantor, as applicable, without duplication:

(i)all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under this Agreement;

(ii)all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Borrower (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)all expenses of the Lender as to which it has a right to reimbursement pursuant to any Loan Documents;

(iv)all amounts paid by the Lender as to which the Lender has the right to reimbursement and/or indemnification hereunder; and

(v)all amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant to this Agreement or any other Loan Document; together in each case with all renewals, modifications, consolidations or extensions thereof.

“Loan Party” means each of Holdings, the Borrower and the Guarantors.

“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.

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“Material Adverse Effect” means an event or condition that could reasonably be expected to result in a material adverse effect on (i) the financial condition, results of operations, capitalization, liquidity, assets or liabilities or prospects of Holdings and its Subsidiaries, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document or (iii) the rights of or benefits available to the Lender under any Loan Document.

“Maturity Date” means the earlier of (i) the Final Closing Date or (ii) if the Share Purchase Agreement is terminated, the date that is one year after the date on which the Share Purchase Agreement is terminated.

“Maximum Rate” has the meaning assigned to such term in Section 8.11.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a plan which has two or more contributing sponsors (including Holdings or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means in connection with each Asset Sale, the proceeds thereof in the form of cash, cash equivalents and marketable securities, including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (i) reasonable and documented attorneys’ fees, accountants’ fees and other professional charges (if any) and (ii) Taxes paid by the Borrower, Holdings or any of their Subsidiaries, as applicable.  For clarification purposes only, any proceeds from a disposition of assets or incurrence of Indebtedness not in the form of cash, cash equivalents or marketable securities shall not constitute Net Cash Proceeds.

“OFAC Listed Person” means a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC.

“Other Taxes” means any and all present or future stamp or documentary taxes or any excise or property taxes, charges or similar levies arising from the execution, delivery or enforcement of, from any payment made under, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending before the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect before the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

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“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(3) or ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Holdings and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Disposition” means any of the following: (a) dispositions of obsolete or worn-out property in the ordinary course of business; (b) dispositions of hydrocarbons in the ordinary course of business; (c) dispositions of equipment or real property to the extent that it is exchanged for credit against the purchase price of similar replacement property or the proceeds of the disposition are promptly applied to the purchase price of the replacement property; (d) dispositions to Holdings or a wholly owned Subsidiary of Holdings; (e) dispositions of drilling equipment and related assets in the ordinary course of business; (f) farmouts of a percentage of a Subsidiary’s working interest in any properties owned by Holdings or any of its Subsidiaries as of the Effective Date, which farmouts are entered into in the ordinary course of business, provided that the aggregate fair market value of such farmouts at any time is less than $100 million; (g) farmouts of a percentage of a Subsidiary’s working interest, in any properties acquired by Holdings or any of its Subsidiaries after the Effective Date; (h) dispositions pursuant to sale-leaseback transactions of not more than $5 million in book value in a fiscal year; (i) dispositions of oil and gas property or interests (in each case other than from farmouts) in exchange for assets other than cash or Cash Equivalents in transactions entered into on an arm’s length basis and not exceeding $500 million in the aggregate (other than any direct or indirect disposition of properties or interests owned by Petrodelta); and (j) the sale of the Subject Shares pursuant to the Share Purchase Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petrodelta” has the meaning assigned to such term in the Share Purchase Agreement.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) other than a Multiemployer Plan, maintained for employees of a Loan Party or any ERISA Affiliate or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Project Financing Indebtedness” means indebtedness incurred to finance oil and gas related projects by a special purpose Subsidiary of Holdings to finance the acquisition, construction or development of a specific tangible property or asset (the “Specified Property”) and with respect to which the obligation to repay such obligation is recourse (a) only to the Specified Property, and not to the general credit of, or any other asset of, such Subsidiary or Holdings or any Subsidiary of Holdings or (b) only to contract revenues under a contract for the sale of products or services  manufactured at or derived from the Specified Property by such Subsidiary and entered into in the ordinary course of business, and not to the general credit of, or any other asset of, such Subsidiary or Holdings or any of its other Subsidiaries.

“Promissory Note” has the meaning assigned to such term in Section 2.06(d).

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“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Materials (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer” means the Chief Executive Officer or the Chief Financial Officer of Holdings or the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Subsidiary of the Borrower, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith whose resolution with respect thereto shall be delivered to the Lender.

“SEC” means the United States Securities and Exchange Commission.

“Second Tranche Purchase Price” has the meaning assigned to such term in the Share Purchase Agreement.

“Share Purchase Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Significant Subsidiary” means any Subsidiary of Holdings that would be a “Significant Subsidiary” of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Solvent” means, with respect to any Person on a particular date, that on such date, (a) the fair saleable value of the assets of such Person exceeds its probable liability on its debts as they become absolute and mature, (b) all of such Person’s assets, at a fair valuation, exceed the sum of such Person’s debts, (c) such Person is able to pay its debts or liabilities as such debts and liabilities mature and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s assets would constitute an unreasonably small capital.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of outstanding principal of such security is due

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and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subject Shares” has the meaning assigned to such term in the Share Purchase Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  For clarification purposes only, Petrodelta shall not be deemed to be a Subsidiary of any Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the markto-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

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“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” has the meaning assigned to such term in the Share Purchase Agreement.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans hereunder and the use of the proceeds thereof.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)the then outstanding principal amount of such Indebtedness.

SECTION 1.02 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to

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time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

SECTION 1.03 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that if the Borrower, by notice to the Lender, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01 The Commitment.  Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrower from time to time for the applicable Borrowing Period during the Availability Period in Dollars up to the amount of the Lender’s Commitment as set forth in the Availability Schedule.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a)Each Loan shall be made as part of a Borrowing.

(b)The Lender at its option may make any Loan by causing any of its Affiliates to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings.  (a) To request a Borrowing for a Borrowing Period, the Borrower shall notify the Lender of such request by telephone not later than 10:00 a.m., New York City time on the date that is three Business Days prior to the Borrowing Date (other than with respect to the Borrowing to be made for the extension of the Termination Date to October 7, 2014, in which case the Borrower has already notified the Lender of such request).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly (no later than one Business Day prior to the Borrowing Date) by hand delivery or by email to the representatives of the Lender referred to in Schedule 2.03 of an

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executed written Borrowing Request signed by a Responsible Officer of the Borrower (other than with respect to the Borrowing to be made for the extension of the Termination Date to October 7, 2014, in which case the Borrower shall provide its Borrowing Request concurrently with the execution of this Agreement).  The Borrower may not give more than one Borrowing Request in respect of a Borrowing Period without the consent of the Lender.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate principal amount of such Borrowing for such Borrowing Period; provided that the aggregate principal amount of such Borrowing for the Borrowing Period shall not exceed the Commitment for such Borrowing Period as set forth in the Availability Schedule;

(ii)the Borrowing Date; and

(iii)the location and number of the account of the Borrower to which funds are to be disbursed, which shall be an account of the Borrower with a commercial bank in the United States of America.

SECTION 2.04 Funding of Borrowings.  Upon the satisfaction of the applicable conditions set forth in Section 4.01, Section 4.02 and the Borrowing Request, the Lender shall make each Loan to be made by it hereunder by wire transfer of immediately available funds by 3:00 p.m., New York City time, on the Borrowing Date to the account specified by the Borrower in accordance with Section 2.03.

SECTION 2.05 Termination and Reduction of the Commitment.  (a) Unless previously terminated, the Commitment shall terminate on the last Business Day of the Availability Period.  For the avoidance of doubt, the Lender may terminate the Commitment for each Borrowing Period for which the Termination Date has not been extended pursuant to Section 8.1(b)(i) of the Share Purchase Agreement or upon any other termination of the Share Purchase Agreement in accordance with its terms.

(b)The Borrower may at any time terminate, or from time to time permanently reduce, the Commitment; provided that each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

(c)The Borrower shall notify the Lender and confirm by hand delivery or by email of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.

(d)Upon the occurrence of the Equity Limitation Date, the Commitment shall terminate and there shall be no further obligation of the Lender to make any Loans hereunder.  Each of the Loan Parties and the Lender agree that upon the occurrence of the Equity Limitation Date, the Lender will be deemed to satisfy the obligation to make Loans for all subsequent Borrowing Periods under Section 8.1(b)(i) of the Share Purchase Agreement notwithstanding the termination of the Commitment and Section 8.1(b)(i) of the Share Purchase Agreement shall be

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deemed amended to not require further Loans to be made as a condition to the extension of the Termination Date (as defined therein).

SECTION 2.06 Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Maturity Date, and all accrued but unpaid interest and all other amounts owed under this Agreement and the other Loan Documents.  For the avoidance of doubt, if the Final Closing Date occurs pursuant to the terms of the Share Purchase Agreement, the Second Tranche Purchase Price shall be reduced by any outstanding amounts due and payable under this Section 2.06(a), and such reduction shall constitute full payment of such amounts.

(b)The Lender shall maintain an account or accounts evidencing the obligations of the Borrower to the Lender resulting from the Loans made by the Lender.

(c)The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be binding and conclusive absent manifest error of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest due or accrued hereunder; provided that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(d)The Borrower shall prepare, execute and deliver to the Lender a promissory note in favor of the Lender (a “Promissory Note”) evidencing the full amount of the Loans that may be made by the Lender (or, if requested by the Lender, the Lender and its registered assigns) and substantially in the form of which is attached as Exhibit C hereto.

SECTION 2.07 Prepayment of Loans.  (a) Optional.  (i)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, together with accrued and unpaid interest to the date of prepayment on the aggregate principal amount prepaid, subject to the requirements of this Section.  Amounts repaid under this Section 2.07(a) may not be reborrowed.

(ii)The Borrower shall notify the Lender by telephone (confirmed by hand delivery or by email to the representatives of the Lender referred to in Schedule 2.03) of any prepayment hereunder not later than 10:00 a.m., New York City time, four (4) Business Days before the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Each partial prepayment of any Borrowing shall be in an aggregate amount that is at least equal to $100,000 and an integral multiple of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

(b)Mandatory.  (i)  If Holdings or any of its Subsidiaries disposes of any property or assets pursuant to an Asset Sale, which results in the realization or receipt by Holdings or such Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, an aggregate principal amount of Loans equal to the lesser of (A) 100% of all

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Net Cash Proceeds realized or received and (B) the then unpaid principal amount of each Loan, all accrued and unpaid interest and any other amounts payable under the Loan Documents.

(ii)If Holdings or the Borrower receives any dividends, distributions or any other cash payments or proceeds from Petrodelta, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the receipt of such proceeds, an aggregate principal amount of Loans equal to the lesser of (A) 50% of all proceeds received and (B) the then unpaid principal amount of each Loan, all accrued and unpaid interest and any other amounts payable under the Loan Documents.

(iii)If the Equity Limitation Date occurs, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the Equity Limitation Date all of the then unpaid principal amount of each Loan, all accrued and unpaid interest and any other amounts payable under the Loan Documents.

(iv)Amounts repaid under this Section 2.07(b) may not be reborrowed.

(c)Any payments shall be applied to the Loans as elected by the Lender.

(d)Amounts repaid under this Section 2.07 shall be made in Dollars to the Lender’s account as designated by the Lender in writing from time to time to the Borrower.

SECTION 2.08 Interest.  (a)  The Loans comprising each Borrowing shall bear interest at a rate per annum equal to the Interest Rate on the unpaid principal amount thereof.  Interest on any Loan shall accrue from and include the date such Loan is made through and until repayment of the principal amount of such Loan and payment of all interest thereon in full.

(b)Accrued (and theretofore unpaid) interest on each Loan shall be payable (x) in arrears on each Interest Payment Date, (y) on the date of any repayment or prepayment (on the principal amount repaid or prepaid), and (z) in arrears on the Maturity Date (whether at stated maturity, by acceleration or otherwise).

(c)Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise or (ii) any Event of Default exists and is continuing, the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate (“Default Interest”) payable on demand; provided that when any Event of Default ceases to exist and is no longer continuing, such Default Interest shall no longer accrue.

(d)The Lender shall be entitled at any time to surrender to the Borrower the Promissory Note in exchange for a new Promissory Note reflecting any increased principal amount, and the Borrower shall prepare, execute and deliver such new Promissory Note to the Lender promptly thereafter.

(e)All interest hereunder shall be computed on the basis of a year of 360 days and actual days elapsed.  The applicable Interest Rate shall be determined by the Lender, and such determination shall be conclusive and binding absent manifest error.

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(f)All interest hereunder shall be made in Dollars to the Lender’s account as designated by the Lender in writing from time to time to the Borrower.

SECTION 2.09 Taxes.  (a)  Each payment on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authorities in accordance with applicable law.

(c)The Borrower shall indemnify, or shall cause the applicable Loan Party to indemnify, the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver, or shall cause such Loan Party to deliver, to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)The Lender shall deliver to the Borrower any documentation reasonably requested by the Borrower that will permit payments hereunder to be made without imposition of Taxes.

(f)If the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Lender, agrees to repay to the Lender the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require any

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recipient of any Tax refund to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)All of the Borrower’s obligations under this Section 2.09 shall survive repayment of all Loans hereunder.

SECTION 2.10 Payments Generally.  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account as may be specified by the Lender or the Persons entitled to any such payment.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

ARTICLE III

Representations and Warranties

Each of the Loan Parties represents and warrants to the Lender, as of the date hereof, as of the Effective Date and (to the extent required by Section 4.02) as of the date of each Borrowing, that:

SECTION 3.01 Authorization and Enforceability.  It has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under each of the Loan Documents to which it is a party, and (ii) to consummate the transactions contemplated thereby.  Upon and after execution and delivery thereof by the parties thereto, each of the Loan Documents will be its legally valid and binding obligation, enforceable against it in accordance with its respective terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the rights of creditors generally and (b) limitations imposed by equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

SECTION 3.02 No Violation or Conflict; No Default.    (a) Neither the execution, delivery or performance of this Agreement or any of the other Loan Documents by it, nor the compliance with its obligations thereunder, nor the consummation of the transactions contemplated thereby, nor the issuance, sale or delivery of the Promissory Note will:

(i)violate any provision of its Charter Documents;

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(ii)violate any statute, Law, rule or regulation or any judgment, decree, order, regulation or rule of any Governmental Authority to which it, any of its Subsidiaries or any of the properties of it or any of its Subsidiaries may be subject;

(iii)permit or cause the acceleration of the maturity of any debt or obligation of it or any or its Subsidiaries; or (iv) violate, or be in conflict with, or constitute a default under, or permit the termination of, or require the consent of any Person under, or result in the creation or imposition of any Lien (other than Liens permitted under Section 5.02(a) through (k) of this Agreement) upon any property of it or any or its Subsidiaries under, any mortgage, indenture, loan agreement, note, debenture, agreement for borrowed money or any other agreement to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries (or their properties) may be bound, other than such violations, conflicts, defaults, terminations and Liens, or such failures to obtain consents, which could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither it nor any of its Subsidiaries is in default (without giving effect to any grace or cure period or notice requirement) under any agreement for borrowed money or under any agreement pursuant to which any of its securities were sold.

SECTION 3.03 Use of Proceeds.    All of the proceeds of the Loans will be used for general corporate purposes, including without limitation Gabon drilling and development programs of Holdings or its Subsidiaries.

SECTION 3.04No Material Adverse Change.  Since December 16, 2013, Holdings and its Subsidiaries, have not suffered any change in their properties, business, operations, assets, condition (financial or otherwise) or prospects that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05Third Party Consents.  Neither the nature of its business and the business of its Subsidiaries nor of any of their businesses or properties, nor any relationship between it or any Subsidiary and any other Person, nor any circumstance in connection with the issuance of the Promissory Note nor the performance by it of its other obligations under the Loan Documents, or the consummation of the transactions contemplated under the Loan Documents, as the case may be, is such as to require a consent, approval or authorization of, or notice to, or filing, registration or qualification with, any Governmental Authority or other Person on the part of it as a condition to the execution and delivery of this Agreement or any of the other Loan Documents or the issuance of the Promissory Note other than such consents, approvals, authorizations, notices, filings, registrations or qualifications which shall have been made or obtained on or prior to the Effective Date and such filings under Federal and state securities Laws which are permitted to be made after the Effective Date and which Holdings hereby agrees to file within the time period prescribed by applicable Law.

SECTION 3.06Solvency.  Immediately prior to and after giving effect to the issuance of the Promissory Note and the execution, delivery and performance of this Agreement, the other Loan Documents and any instrument governing Indebtedness of it or any of its Subsidiaries incurred as of the Effective Date, it and each of its Subsidiaries are Solvent.

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SECTION 3.07Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to its knowledge, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against it or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) except as specifically disclosed in filings made by Holdings with the SEC on or before the Effective Date, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Environmental Compliance.  (a) It and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws on their business, operations and properties and claims asserted against them alleging potential liability or responsibility for violation of any Environmental Law, and as a result thereof it has reasonably concluded that such Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)None of the properties currently or formerly owned or operated by it or any of its Subsidiaries is listed or proposed for listing on the National Priorities List of the Environmental Protection Agency or on the Comprehensive Environmental Response Compensation, Liability Information System maintained by the Environmental Protection Agency or any analogous foreign, state or local list or, to its knowledge, is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks other than in material compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by it or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by it or any of its Subsidiaries; other than in material compliance with applicable Environmental Laws, there is no asbestos or asbestos-containing material on any property currently owned or operated by it or any of its Subsidiaries; and Hazardous Materials have not been Released, discharged or disposed of by it or any of its Subsidiaries or, to its knowledge, any other Person on any property currently or formerly owned or operated by it or any of its Subsidiaries.

(c)Except as could not reasonably be expected to have a Material Adverse Effect, neither it nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and to its knowledge, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by it or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to it or any of its Subsidiaries.

SECTION 3.09 ERISA Compliance.  (a) Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws, except in instances in which any such non-compliance could not be reasonably expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal

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Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or has an applicable remedial amendment period that will not have ended before the Effective Date. To the knowledge of Holdings, nothing has occurred that would prevent or cause the loss of such taxqualified status.

(b)There are no pending or, to its knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and neither it nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) it and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan which is not a Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and it knows of no facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither it nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither it nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)Neither it nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

SECTION 3.10Compliance with Laws.  It and its Subsidiaries are in compliance with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to them or to their properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11Foreign Assets Control Regulation.  (a) Neither it nor any Affiliate is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a country subject to comprehensive U.S. economic

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sanctions administered by OFAC (each OFAC Listed Person and each other entity described in clause (ii), a “Blocked Person”).

(b)No part of the proceeds from the Loans constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by it or indirectly through any Affiliate, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c)To its knowledge, neither it nor any Affiliate (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws (except as disclosed in Holdings’s Annual Reporting Form 10-K for the year ended December 31, 2013, filed with the SEC. It has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that it and each Affiliate is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)No part of the proceeds from the Loans made hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  Holdings has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that Holdings and each of its Subsidiaries is and will continue to be in compliance with all applicable current and future anti-corruption Laws and regulations.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date.  The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 8.02):

(a)The Lender shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)The Lender shall have received a customary legal opinion of Fulbright & Jaworski LLP and special Netherlands Antilles counsel, counsel to the Loan Parties, in a form reasonably satisfactory to the Lender.

(c)The Lender shall have received a copy of (i) each organizational document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors (or equivalent body or sole member, as applicable) of each Loan Party approving and

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authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect, and (iv) (A) in the case of Holdings, a good standing certificate from the Delaware Secretary of State and (B) in the case of the Borrower, an excerpt of registration from the applicable Governmental Authority of its jurisdiction of formation.

(d)The Lender shall have received a certificate in form, scope and substance reasonably satisfactory to the Lender, from the Chief Financial Officer of the Borrower or Holdings, dated as of the Effective Date, to the effect that at the Effective Date, (and after giving effect to the Transactions), Holdings and its Subsidiaries on a consolidated basis are Solvent.

(e)The Lender shall have received the Promissory Note executed by the Borrower.

SECTION 4.02 Each Credit Event.  The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)The Termination Date shall have been extended for the Borrowing Period applicable to such Borrowing by the Lender in its sole discretion pursuant to the terms of Section 8.1(b)(i) of the Share Purchase Agreement.  A Loan made for such Borrowing by the Lender (or, if the Borrower shall not have satisfied the conditions under Section 4.01 or Section 4.02 other than as a result of a breach by the Lender, the Commitment by the Lender to make such Loan) will satisfy the terms of the Share Purchase Agreement to extend the Termination Date for the length of such Borrowing Period.

(b)The representations and warranties of each Loan Party set forth in the Loan Documents and the Borrowing Request shall be true and correct on and as of the date of such Borrowing except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(c)At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing or would result from the proposed Borrowing.

(d)The Final Closing Date shall not have occurred and the Share Purchase Agreement shall not have been terminated in accordance with its terms.

(e)The Equity Limitation Date shall not have occurred.

ARTICLE V

Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan shall have been paid in full, Holdings, Borrower and the other Guarantors covenant and agree with the Lender that:

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SECTION 5.01 Payment of the Loans.  The Borrower shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement.  Principal and interest shall be considered paid on the date due if on such date the Lender (or an Affiliate thereof) holds in accordance with this Agreement money sufficient to pay all principal and interest then due.

SECTION 5.02 Limitations on Liens.  None of Holdings or any of its Subsidiaries will, directly or indirectly, create, incur, assume or permit to exist any Lien on any of its property, assets or revenues now owned or hereafter acquired by it, or sign and file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Holdings or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, except:

(a)Liens existing on the Effective Date and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(b)Liens pursuant to this Agreement or any Guaranty by the Guarantors pursuant to this Agreement;

(c)Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(k);

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(i)Liens securing Indebtedness permitted under Section 5.05(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)Liens on the assets of Harvest Dussafu BV or any Subsidiary of Harvest Dussafu BV securing the Indebtedness described in Section 5.05(i); and

(k)Liens on Specified Property of a special purpose Subsidiary incurring the applicable Project Financing Indebtedness and Liens on the contract revenues under a contract for the sale of products or services manufactured at or derived from the Specified Property by such special purpose Subsidiary entered into in the ordinary course of business to secure Project Financing Indebtedness of such special purpose Subsidiary.

SECTION 5.03 Limitations on Restricted Payments.  Holdings shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)Each Subsidiary of Holdings may make Restricted Payments to (A) Holdings, (B) any Guarantor and (C) any other Person that owns a direct Equity Interest in a Guarantor (to the extent such Subsidiary is making a contemporaneous Restricted Payment to Holdings or a Guarantor that also holds and Equity Interest in such Subsidiary), in each case ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)Holdings and each Subsidiary of Holdings may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)Holdings and its Subsidiaries may make capital contributions permitted by Section 5.04(c); and

(d)Holdings may issue common stock or other common Equity Interests (including without limitation warrants, options and other rights to acquire common stock).

SECTION 5.04Limitations on Investments.  Holdings shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to make or hold any Investments, except:

(a)Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents in an aggregate principal amount for all such Investments not to exceed $800 million at any time outstanding;

(b)advances to officers, directors and employees of Holdings and its Subsidiaries in an aggregate amount not to exceed $750,000 at any time outstanding, for travel, entertainment, relocation and analogous amounts for ordinary business purposes;

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(c)(A) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date; (B) additional investments by Holdings and its Subsidiaries in Holdings or a Guarantor; (C) additional Investments by Subsidiaries of Holdings that are not Guarantors in other subsidiaries of Holdings that are not Guarantors; and (D) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by Holdings or any Subsidiary of Holdings in direct or indirect wholly owned Subsidiaries of Holdings that are not Guarantors; provided that the aggregate amount of Investments made pursuant to this clause (D) shall not exceed $500 million;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)Guaranties permitted by Section 5.05;

(f)Investments existing on the date hereof;

(g)the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly owned directly by Holdings or one or more of its wholly owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 5.04(g):

(i)any such newly created or acquired Subsidiary, if it is a Domestic Subsidiary, shall comply with any applicable requirements of Section 5.11;

(ii)the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Holdings and its Subsidiaries in the ordinary course;

(iii)such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors (or the persons performing similar functions) of Holdings or such Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer); and

(iv)the total cash and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Holdings and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of Holdings and its Subsidiaries for all other purchases and other acquisitions made by

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Holdings and its Subsidiaries pursuant to this Section 5.04(g)(iv) shall not exceed $200 million in the aggregate;

(h)Investments by Holdings and its Subsidiaries not otherwise permitted under this Section 5.04; provided that the aggregate amount of Investments made pursuant to this Section 5.04(g) shall not exceed $800 million in the aggregate; provided further that, with respect to each Investment made pursuant to this Section 5.04(h):

(i)such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the Board of Directors (or persons performing similar functions) of Holdings or such Subsidiary if the Board of Directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(ii)such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of Holdings and its Subsidiaries in the ordinary course; and

(iii)any determination of the amount of such Investment shall include all cash and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Holdings and its Subsidiaries in connection with such Investment; and

(h)other Investments not exceeding $10 million in the aggregate.

SECTION 5.05 Limitations on Indebtedness.  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loans;

(b)obligations of Holdings or any Subsidiary (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business (and not for speculative purposes) to hedge or mitigate risks to which Holdings or any Subsidiary of Holdings is exposed in the conduct of its business or the management of its liabilities and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that the aggregate Swap Termination Value thereof shall not exceed $30 million at any time outstanding;

(c)Indebtedness of a Subsidiary of Holdings owing to a wholly owned Subsidiary of Holdings if such Indebtedness shall be permitted under the provisions of Section 5.04;

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(d)existing Indebtedness on the Effective Date and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Holdings and its Subsidiaries than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; provided, further, that such refinancing, refunding, renewing or extending Indebtedness has a final maturity date or redemption date, as applicable, no earlier than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, refunded, renewed or extended;

(e)Guaranties of Holdings or any Subsidiary in respect of Indebtedness of Holdings or any Subsidiary otherwise permitted under clauses (a), (b), (c) or (f) of this Section 5.05;

(f)Indebtedness in respect of Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 5.02(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10.0 million;

(g)unsecured Indebtedness of Holdings or any Subsidiary of Holdings that is subordinated to the Loan Obligations in an aggregate principal amount outstanding not to exceed $40 million at any time; provided that the terms of subordination of any such Indebtedness shall be reasonably satisfactory to the Lender;

(h)obligations of Holdings or any Subsidiary existing or arising under any bank guaranties or letters of credit provided to service companies in the ordinary course of business of Holdings and its Subsidiaries with respect to drilling operations, in an aggregate principal amount at any time outstanding not exceeding $10 million;

(i)Indebtedness of Harvest Dussafu BV or any wholly owned Subsidiary of Harvest Dussafu BV to which Harvest Dussafu BV transfers any of its assets held in connection with the operations of Harvest Dussafu BV in the Gabonese Republic (a “Gabon Subsidiary”), in an aggregate principal amount at any time outstanding not exceeding $300 million, incurred for the purpose of funding the operations of Harvest Dussafu BV or any Gabon Subsidiary in the Gabonese Republic; and

(j)Project Financing Indebtedness of any Subsidiary of Holdings.

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For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this Section 5.05, the maximum amount of Indebtedness that Holdings may Incur pursuant to this Section 5.05 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 5.06 Limitations on Sales of Assets.  Holdings shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless no Default or Event of Default exists and is continuing or is created by such disposition, such Asset Sale is not in conflict with the obligations of Holdings and the Borrower under the Share Purchase Agreement and:

(a)Holdings or such Subsidiary receives consideration (whether in Cash Equivalents or otherwise) at the time of such Asset Sale at least equal to the fair market value of such assets (as determined in good faith by the Board of Directors of Holdings or such Subsidiary and evidenced by a resolution, including as to the value of all noncash consideration);

(b)all of the consideration therefor received by Holdings or such Subsidiary, as the case may be, shall be in the form of cash; provided,  however, that for the purposes of this clause (b), the following are deemed to be cash: (x) any liabilities (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or such Subsidiary that are assumed by the transferee in connection with the Asset Sale (other than liabilities that are incurred in connection with or in anticipation of such Asset Sale); and (y) securities received by Holdings or such Subsidiary from such transferee that are immediately converted into cash at the face amount or fair market value thereof by Holdings or such Subsidiary; and

(c)any Net Cash Proceeds realized or received from an Asset Sale shall be applied to prepay the Loan pursuant to Section 2.07(b).

SECTION 5.07 Transactions with Affiliates.  Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than with the Loan Parties and on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable

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arm’s length transaction with a Person other than an Affiliate, unless otherwise consented to by the Lender; provided, however, that nothing herein shall prohibit intercompany loans to fund expenditures of a Subsidiary of Holdings in the ordinary course of business and permitted under Section 5.04(a) or Section 5.05.

SECTION 5.08 Merger or Consolidation.  Holdings shall not, and shall not permit any of its Subsidiaries to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided, however, that any Subsidiary of Holdings may consolidate with, merge into or transfer all or part of its properties and assets to Holdings or any Subsidiary of Holdings, as long as (i) such transaction shall not conflict with the obligations of Holdings and the Borrower under the Share Purchase Agreement and (ii) no capital stock of Holdings is distributed to any Person.

SECTION 5.09 Change in Nature of Business.  Holdings shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

SECTION 5.10 Amendments of Organization Documents.  Holdings shall not, and shall not permit any of its Subsidiaries to, amend any of its Charter Documents in any way that would have an adverse effect on the ability of any Loan Party to perform any of its obligations under any Loan Document.

SECTION 5.11 Future Guarantors.  (a) If, after the Effective Date, any Domestic Subsidiary of Holdings that is not already a Guarantor incurs any Indebtedness, or issues any preferred stock, then such Subsidiary shall become a Guarantor by executing and delivering a joinder to this Agreement (a “Joinder Agreement”), the form of which is attached as Exhibit B hereto, providing for a Guaranty by such Subsidiary within 30 days of the date on which it incurred such Indebtedness or issued such preferred stock.

(b)The Guaranty of a Guarantor shall be released upon request of the Guarantor at such time as such Guarantor is not liable for any Indebtedness and has no preferred stock outstanding, as long as at the time of such release (1) no Default or Event of Default has occurred and is continuing, (2) the Guarantor has not been liable under any Indebtedness whatsoever during the immediately preceding 181 consecutive days and (3) if the Guarantor paid any fees or similar compensation (specifically excluding principal and interest) to a creditor in connection with the termination or satisfaction of Indebtedness incurred after the Effective Date, such Guarantor shall pay the same fee or similar compensation to the Lender at the time of such payment.

SECTION 5.12 Accounting Changes.  Holdings shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) its fiscal year.

SECTION 5.13 Terrorism Sanctions Regulations.  Holdings will not, and will not permit any Subsidiary or any Affiliate to knowingly (a) become an OFAC Listed Person,

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(b) have its assets located in Blocked Persons or (c) have any investments in, or engage in any dealings or transactions with, any Blocked Person.

SECTION 5.14 Compliance with Laws.  Holdings shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) compliance with such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.15 Compliance with Environmental Laws.  Holdings shall, and shall cause each of its Subsidiaries to (a) comply, and, except with respect to oil and gas properties that are not operated by Holdings or any of its Subsidiaries, cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, except in any of the foregoing instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.16 Reports and Other Information.  Holdings shall deliver to the Lender:

(a)Regardless of whether required by the rules and regulations of the SEC, within the time periods specified in the SEC’s rules and regulations:

(i)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K, respectively, if Holdings were required to file such reports; and

(ii)all current reports that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K shall include a report on Holdings’ consolidated financial statements by Holdings’ certified independent accountants.  In addition, Holdings shall file a copy of each of the reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and shall post the reports on its web site within those time periods.

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(b)Holdings will be deemed to have furnished the reports required by paragraph (a) of this Section 5.16 to the Lender if it has filed such reports or information, respectively, with the SEC using the EDGAR filing system (or any successor filing system of the SEC) or, if Holdings has posted such reports or information, respectively, on its web site, and such reports, certifications or information, respectively, are available to the Lender through internet access.

(c)Within 120 days after the close of each fiscal year, a certificate of a Responsible Officer stating that a review of the activities of the Loan Parties has been made under the supervision of the signing Officer with a view to determining whether the Loan Parties have kept, observed, performed and fulfilled their obligations under this Agreement and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Loan Parties during such preceding fiscal year have kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signer does know of such Default, the certificate shall specify such Default and what action, if any, the respective Loan Party is taking or proposes to take with respect thereto.

(d)Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Lender of the occurrence of (i) any Default, (ii) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, or (iv) any other event, occurrence or claim that, in any case described in clauses (ii), (iii) or (iv) above, (x) could obligate any Loan Party to make a payment to a third party in an amount that could reasonably be expected to exceed $3.0 million or (y) has resulted or could reasonably be expected to result in a Material Adverse Effect.  Each written notice shall include the details of the occurrence referred to therein and what action the relevant Loan Party is taking or proposes to take with respect thereto.

ARTICLE VI

Events of Default

SECTION 6.01 Events of Default.  Each of the following is an Event of Default (“Events of Default”) under this Agreement:

(a)the Borrower shall fail to pay any principal on the Loans when due, upon prepayment, upon declaration of acceleration or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Section 6.01) payable under this Agreement or any other Loan Document when and as the same shall become due and payable;

(c)any Loan Party shall fail to comply with any covenants contained in Section 2.07(b) (regarding mandatory prepayment in certain events), Section 5.01 (regarding payment of Loans) or Section 5.08 (regarding merger or consolidation);

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(d)any Loan Party shall fail to comply with any covenants contained in Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.09, Section 5.10, Section 5.11, Section 5.12 or Section 5.13 for 30 days after the earlier of (i) written notice from the Lender and (ii) the time at which a Responsible Officer of the Borrower first has knowledge of the failure;

(e)any Loan Party shall fail to comply with any covenants contained in this Agreement (other than the covenants described in clauses (c) and (d) of this Section 6.01) for 60 days after the earlier of (i) written notice from the Lender and (ii) the time at which a Responsible Officer of the Borrower first has knowledge of the failure;

(f)any representation, warranty or statement made by or on behalf of any Loan Party or any Subsidiary (i) in any Loan Document or (ii) in any report, certificate, financial statement or other information furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been inaccurate in any material respect when made;

(g)a Change of Control shall occur (other than the sale of the Subject Shares pursuant to the Share Purchase Agreement);

(h)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Subsidiaries), other than Indebtedness owed to Holdings or a Subsidiary of Holdings, whether such Indebtedness or Guaranty now exists, or is created after the incurrence of the Loans, which default has not been cured prior to the expiration of any applicable grace period provided in such Indebtedness and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a default, aggregates to more than $3.0 million at any one time;

(i)any Loan Party or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for such Loan Party and its Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Debtor Relief Law:

(i)commences a voluntary proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect;

(ii)consents to the entry of an order for relief, or fails to contest in a timely and appropriate manner, against it in any involuntary proceeding or petition described in clause (i) of this Section 6.01;

(iii)(A) applies for or consent to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for it or for any substantial part of its property; or (B) files an answer admitting the material allegations of a petition filed against it in any such proceeding;

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(iv)makes a general assignment for the benefit of its creditors; or

(v)takes any comparable action under any foreign laws relating to insolvency;

(j)a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(i)is for relief against any Loan Party, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for such Loan Party and its Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

(ii)appoints a custodian of any Loan Party, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for such Loan Party and its Subsidiaries), would constitute a Significant Subsidiary, or for any substantial part of its or their property; or

(iii)orders the winding up or liquidation of any Loan Party, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for such Loan Party and its Subsidiaries), would constitute a Significant Subsidiary; or

(iv)any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

(k)failure by any Loan Party or any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for such Loan Party and its Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $3.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, bonded, discharged or stayed for a period of 60 consecutive days following the entry of such judgment or decree;

(l)any Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due; and

(m)any Guaranty of a Loan Party purposed to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement or as otherwise expressly permitted by any Loan Document.

SECTION 6.02Remedies.  (a)  In the event of an Event of Default (other than an Event of Default specified in Section 6.01(i) or (j)), and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the

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Loans so declared to be due and payable, together with accrued interest thereon and other obligations of any Loan Party hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(b)In case of any Event of Default with respect to any Loan Party arising under Section 6.01(i) or (j), the Commitment shall terminate immediately and the principal of the Loans then outstanding, together with accrued interest thereon and other obligations of any Loan Party accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

ARTICLE VII

Guaranty

SECTION 7.01 Guaranty.  Each Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Loan Obligations owing by the Borrower.  The Guarantors further agree that the Loan Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guaranty notwithstanding any extension or renewal of any Loan Obligation.  The Guarantors waive presentment to, demand of payment from and protest to the Guarantors or the Borrower of any Loan Obligation, and also waive notice of acceptance of its Guaranty and notice of protest for nonpayment.

SECTION 7.02 Guaranty of Payment.  Each Guarantor further agrees that its Guaranty hereunder constitutes a Guaranty of payment when due and not of collection, and waives any right to require that any resort be had by the Lender to any security held for the payment of the Loan Obligations.

SECTION 7.03 No Limitations, Etc.

(a)The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be discharged, terminated, reduced or impaired or otherwise affected by, whether or not each of the Guarantors shall have had notice or knowledge of any of them, (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, (iii) any default, failure or delay, willful or otherwise, in the performance of the Loan Obligations, (iv) the existence of any dispute among the Borrower, the Lender, the Guarantors or any other Person with respect to the existence of any Default or Event of Default or (vi) any other act or omission that may or might in any manner or to any extent vary the risk of any of the Guarantors or

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otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than the indefeasible payment in full in cash of all the Loan Obligations).

(b)To the fullest extent permitted by applicable law, each of the Guarantors waives (i) any defense based on or arising out of any defense of the Borrower, such Guarantor or any other Person or the unenforceability of the Loan Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the  Borrower, the Guarantors or any other Person, other than the indefeasible payment in full in cash of all the Loan Obligations; (ii) any right to require the Lender, as a condition of payment or performance by the Guarantors, to (A) proceed against the Borrower or any other Person of any Loan Obligations, (B) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender or any other Person, or (C) pursue any other remedy in the power of the Lender whatsoever; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Lender’s errors or omissions in the administration of the Loan Obligations; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of each Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder or the enforcement hereof and (C) any rights to set-offs, recoupments and counterclaims; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Loan Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 7.03(b) and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.  The Lender may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Obligations, make any other accommodation with the Borrower, the Guarantors or any other Person or exercise any other right or remedy available to it against the Borrower, the Guarantors or any other Person, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Loan Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, the Guarantors waive any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any other Person, as the case may be, or any security.

(c)The Guarantors agree that their obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full in cash of the Loan Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against

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the Guarantors whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(ii)payment by the Guarantors or any other Person of a portion, but not all, of the Loan Obligations shall in no way limit, affect, modify or abridge the Guarantors’ liability for any portion of the Loan Obligations which has not been paid; and without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce each Guarantor’s covenant to pay a portion of the Loan Obligations, such judgment shall not be deemed to release any Guarantor from its covenant to pay the portion of the Loan Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by the Guarantors, limit, affect, modify or abridge the Guarantors’ liability hereunder in respect of the Loan Obligations; and

(iii)the Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of each Guarantor’s liability hereunder, from time to time may (A) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Loan Obligations; (B) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Loan Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (C) request and accept other guaranties of the Loan Obligations and take and hold security for the payment hereof or the Loan Obligations; (D) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Loan Obligations, any other guaranties of the Loan Obligations, or any other obligation of any Person (including any other guarantor) with respect to the Loan Obligations; and (E) enforce and apply any security now or hereafter held by or for the benefit of the Lender in respect hereof or the Loan Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Lender may have against any such security, in each case as the Lender in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any security for the Loan Obligations; and

(iv)the Lender may exercise any other rights or remedies available to it under the Loan Documents.

(d)Each Guarantor agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender in enforcing any rights under this Section.

(e)Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.  Each Guarantor hereby waives any right

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to which it may be entitled to have the assets of Holdings first be used and depleted as payment of Holding’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder.  Each Guarantor hereby waives any right to which it may be entitled to require that Holdings be sued prior to an action being initiated against such Guarantor.

SECTION 7.04 Bankruptcy, Etc.

(a)The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any Debtor Relief Law involving the Borrower or any other guarantor of the obligations of the Borrower or by any defense which the Borrower, any other guarantor of the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding unless also stayed in connection with the insolvency, bankruptcy or reorganization of the Guarantors.

(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Loan Obligations which accrues after the commencement of any case brought under any Debtor Relief Law involving the Borrower or any other guarantor of the obligations of the Borrower (or, if interest on any portion of the Loan Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Loan Obligations if such case or proceeding had not been commenced) shall be included in the Loan Obligations because it is the intention of each of the Guarantor, the Borrower and the Lender that the Loan Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Loan Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

SECTION 7.05 Reinstatement.  Each Guarantor agrees that its Guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Loan Obligation is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.

SECTION 7.06 General Limitation on Guaranty Obligations.  In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law, if the obligations of the Guarantors hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Borrower or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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ARTICLE VIII

Miscellaneous

SECTION 8.01Notices.  (a) Except in the case of notices and other communications expressly permitted by this Agreement to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)if to a Loan Party to it at Harvest Natural Resources, Inc., 1177 Enclave Parkway, Suite 300, Houston, Texas, Attention of Keith Head, Vice President and General Counsel, Fax No. (281) 899-5702, Email address at khead@harvestnr.com, with a copy (which shall not constitute notice) to: Fulbright & Jaworski LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, Attention of Harva R. Dockery, Fax No. (214) 855-8200, Email address at harva.dockery@nortonrosefulbright.com; and

(ii)if to the Lender, to it at Petroandina Resources Corporation N.V., Muiderstraat 7/A, 1011PZ Amsterdam, The Netherlands, Attention of María Ximena Storni, Phone No. +31 20 662 2199, Fax No. +31 20 364 0323, Email address at mstorni@pluspetrol.net, with a copy (which shall not constitute notice) to Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, Attention of Jeffrey S. Lewis and Neil Q. Whoriskey, Fax No. (212) 225-3999;

(iii)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the Lender, shall be deemed to have been given at the opening of business on the next business day for the Lender); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)Any notices or other communications to the Lender or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto or as provided by this Agreement; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c)Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02Waivers; Amendments.  (a)  No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision

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of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of Loans shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the party or parties thereto and the Borrower, in each case with the consent of the Lender.

SECTION 8.03Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  For the avoidance of doubt, the Lender may assign or otherwise transfer its rights and obligations hereunder without the consent of the Borrower.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any assignment pursuant to this Section 8.03 shall be recorded on a register to be maintained by the Borrower.

SECTION 8.04Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated.  The provisions of Section 2.09 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.05Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as

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provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.06Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.07Governing Law; Jurisdiction; Consent to Service of Process.   This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(a)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding in either such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(b)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each Loan Party hereby irrevocably appoints CT Corporation, having its office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any federal or state court located in New York.  Each Loan Party agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Section 8.01, shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  Each Loan Party agrees that the failure of such agent to give

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notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each Loan Party agrees to designate a new agent in New York, on the terms and for the purposes of this Section 8.07(c).  Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted or required by applicable Law.  Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 8.01.

SECTION 8.08WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.09Indemnification by the Loan Parties.  Each Loan Party shall indemnify and hold harmless the Lender, its Affiliates and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and their successors and permitted assigns of each of the foregoing (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including attorney costs and Environmental Liability) to which any such Indemnitee may become subject arising out of, resulting from or in connection with any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Affiliates as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to indemnify and hold harmless set forth in this Section 8.09 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Loan Parties shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  No Indemnitee shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in

560824274.4

[NEWYORK 2931135_16]

connection herewith or therewith (whether before or after the date hereof).  All amounts due under this Section 8.09 shall be paid within twenty (20) Business Days after written demand therefor.  The agreements in this Section 8.09 shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

SECTION 8.10Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the Interest Rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the lesser of (i) the Interest Rate and (ii) the Maximum Rate, to the date of repayment, shall have been received by the Lender.

[Signature Page Follows.]

560824274.4

[NEWYORK 2931135_16]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARVEST NATURAL RESOURCES, INC.,

as Holdings

By: /s/ Keith L. Head
Name: Keith L. Head
Title: Vice President, General Counsel and Corporate Secretary

HNR ENERGIA B.V.,

as the Borrower

By: /s/ Keith L. Head
Name: Keith L. Head
Title: Attorney-in-fact

[Signature Page to Loan Agreement]

[Loan Agreement Signature Page]

EXHIBIT A

FORM OF BORROWING REQUEST

[Date]

To:	Petroandina Resources Corporation N.V.
as the Lender
Attn:
Muiderstraat 7/A
1011PZ Amsterdam, The Netherlands

via e-mail:

Reference is made to the Loan Agreement, dated as of September 11, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among Harvest Natural Resources, Inc., HNR Energia B.V., as the borrower (the “Borrower”), and Petroandina Resources Corporation N.V., as the lender (the “Lender”).  Each capitalized term used but not defined herein has the meaning ascribed to such term in the Agreement.

Pursuant to Section 2.03 of the Agreement, the undersigned, in its capacity as a Responsible Officer of the Borrower and not individually, hereby:

1.Gives you irrevocable notice on behalf of the Borrower that the Borrower hereby requests a Loan to be made to the Borrower, and sets forth below the information relating to such Loan (the “Requested Borrowing”) as required by the Agreement:

(a)The Borrowing Date is [DATE];

(b)The aggregate principal amount of the Requested Borrowing is US$[_______];

2.Provides the following wire instructions: Name of Bank:____________________

A/C No.:_____________________________
A/C Name:___________________________
ABA No.:____________________________
Swift Code :__________________________
Reference :___________________________

3.Pursuant to Section 4.02 of the Agreement, certifies on behalf of the Borrower that both immediately before and after giving effect to the Requested Borrowing:

56082427.4

Exhibit A-1

[NEWYORK 2931135_16]

(a)       the representations and warranties of each Loan Party set forth in the Loan Documents and this Borrowing Request shall be true and correct on and as of the date of such Requested Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(b)       no Default exists, or would result from the Requested Borrowing;

(c)       after giving effect to the Requested Borrowing, the aggregate Exposures do not exceed the Commitment;

(d)       the Termination Date has been extended for the Borrowing Period applicable to such Requested Borrowing by the Lender in its sole discretion pursuant to the terms of Section 8.1(b)(i) of the Share Purchase Agreement prior to the Requested Borrowing.  A Loan made for such Requested Borrowing by the Lender (or, if the Borrower shall not have satisfied the conditions under Section 4.01 or Section 4.02 other than as a result of a breach by the Lender, the Commitment by the Lender to make such Loan) will satisfy the terms of the Share Purchase Agreement to extend the Termination Date for the length of such Borrowing Period; and

(e)       the Final Closing Date shall not have occurred and the Share Purchase Agreement shall not have been terminated in accordance with its terms.

(f)       The Equity Limitation Date shall not have occurred.

HNR ENERGIA B.V.,

as Borrower

By: ____________________________________

Name:

Title:

56082427.4

Exhibit A-2

[NEWYORK 2931135_16]

EXHIBIT B

[FORM OF JOINDER

TO BE DELIVERED BY ADDITIONAL GUARANTORS]

This Guarantee Joinder (this “Joinder”), dated as of ______________, and is incorporated into and shall be deemed to amend and supplement that certain Loan Agreement (the “Agreement”) dated as of [_], 2014, among HARVEST NATURAL RESOURCES, INC., a Delaware corporation, HNR ENERGIA B.V., a a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheld) organized and existing under the laws of Curacao (the “Borrower”) and PETROANDINA RESOURCES CORPORATION N.V., as Lender (together with its Affiliates or permitted successors and assigns in such capacity, the “Lender”).  Capitalized terms used but not defined herein have the meaning assigned to such term in the Agreement.

1.Joinder.    By their execution below, ________, a ____________ (the “Additional Guarantor”) is added as a party to the Agreement, with each having the rights and obligations of a Guarantor as set forth therein.

2.Representations and Warranties.  The Additional Guarantor hereby represents and warrants to that as of the date hereof:

It has the authority to enter into this Joinder and bind itself in favor of the Lender as a Guarantor under the Agreement, and each reference to a “Guarantor” in such agreement shall be deemed to include the Additional Guarantor.

3.Continuing Effectiveness.  Except as expressly supplemented hereby, the Agreement shall remain in full force and effect.

4.Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

5.Counterparts.  This Joinder may be signed in one or more counterparts each of which shall constitute an original when so executed and all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Joinder by the telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

6.Amendments.  No amendment or waiver of any provision of this Joinder, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender or any Affiliate thereof.

7.Governing Law.  THIS JOINDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.Notices.  All communications and notices hereunder shall be in writing and given as provided in the Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

56082427.4

Exhibit B-1

[NEWYORK 2931135_16]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY], as
Additional Guarantor

By:
Name:
Title:

PETROANDINA RESOURCES
CORPORATION N.V., as the Lender

By:
Name:
Title:

56082427.4

Exhibit B-2

[NEWYORK 2931135_16]

EXHIBIT C

FORM OF PROMISSORY NOTE

$7,600,000.00	Dated: September 11, 2014

FOR VALUE RECEIVED, the undersigned, HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheld) organized and existing under the laws of Curacao (the Borrower), HEREBY PROMISES TO PAY Petroandina Resources Corporation N.V., a company with limited liability (naamloloze vennootschap) organized and existing under the laws of the Netherlands (the Lender) or its registered assigns in accordance with the terms of the Agreement (defined below), for its account on the Maturity Date the aggregate principal amount of the Loans owing to the Lender by the Borrower pursuant to the Loan Agreement, dated as of September 11, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the Agreement; the terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Harvest Natural Resources, Inc., the Borrower, and the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Lender, in the manner specified in the Agreement.  Each Loan owing to the Lender by the

Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (this Promissory Note); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Loan Obligations of the Borrower under this Promissory Note and the other Loan Documents.

This Promissory Note is one of the Promissory Notes referred to in, and is entitled to the benefits of, the Agreement.  The Agreement, among other things, (i) provides for the making of Loans by the Lender to or for the benefit of the Borrower from time to time and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.  This Promissory Note is issued under and subject to the terms of the Agreement.

This Promissory Note may not be transferred or assigned by the Lender to any Person except in compliance with the terms of the Agreement.  The rights evidenced by this Promissory Note to receive principal and interest may only be transferred if the transfer is registered on a record of ownership and the transferee is identified as the owner of an interest in the obligation pursuant to Section 8.03 of the Agreement.  This Promissory Note may not at any time be endorsed to, or to the order of, bearer.

56082427.4

Exhibit C-1

[NEWYORK 2931135_16]

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

HNR ENERGIA B.V.

By: ________________________

       Name:

      Title:

56082427.4

Exhibit C-2

[NEWYORK 2931135_16]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal or Interest Paid or Prepaid	Unpaid Principal Balance	Notation Made By

56082427.4

[NEWYORK 2931135_16]

Availability Schedule

	Borrowing Period (if extended)	Borrowing Date	Commitment (up to)
1.	September 7, 2014 to October 6, 2014	*	$2,000,000
2.	October 7, 2014 to November 6, 2014	October 7, 2014	$2,000,000
3.	November 7, 2014 to December 6, 2014	November 7, 2014	$2,000,000
4.	December 7, 2014 to December 31, 2014	December 8, 2014	$1,600,000
TOTAL			$7,600,000

 ________________________

*   Lender will initiate the wire transfer of funds on September 12, 2014, and funds must be received by Borrower by September 15, 2014.

56082427.4

[NEWYORK 2931135_16]

Lender Representatives

1.Attention: María Ximena Storni

Phone: +31 20 662 2199

Fax: +31 20 364 0323

E-mail: mstorni@pluspetrol.net

2.Attention: Lindor Martin

E-mail: lemartin@pluspetrol.net

3.Attention: María Victoria Sánchez Vaqueiro

E-mail: msanchezvaqueiro@pluspetrol.net

56082427.4

[NEWYORK 2931135_16]